Exhibit 99.1

/C O R R E C T I O N – EMERGENT CAPITAL/

In the news release, “Subsidiary Debt of Emergent Capital Restructured to Access Near-term Cash Flow”, issued January 3, 2017 by Emergent Capital over PR Newswire, we are advised by the company that the information below “Highlights of the Transaction include:” in the second and final bullet points has been updated as well as the table in the same section. The complete, corrected release follows:

Subsidiary Debt of Emergent Capital Restructured to Access Near-term Cash Flow

BOCA RATON, Fla., January 3, 2017 – Emergent Capital, Inc. (NYSE: EMG) (“Emergent” or the “Company”) announced today that (1) its White Eagle life settlement subsidiary has amended its 15-year revolving credit facility, and (2) its Red Falcon life settlement subsidiary has been merged into the White Eagle subsidiary.

Highlights of the transactions include:

•	White Eagle credit facility to pay premiums on a consolidated portfolio of 620 life insurance policies with $3 billion in death benefits.

•	Projected cash distributions to Emergent of $163.6 million over the next 6 years ($120.2 million @ 90th percentile). See attached chart for additional details.

•	Subject to achieving and maintaining certain financial metrics, the Company will participate in each maturity if the portfolio’s Loan-to-Value (LTV) ratio is below 65% (compared to 50% previously). As amended, White Eagle cash flows from maturities will be allocated as follows:

LTV	Principal and Interest	Distribution to Emergent	Lender Participation
>65%	100%	0%	0%
50-65%	70%	16.5%	13.5%
35-50%	55%	24.8%	20.3%
0-35%	45%	30.3%	24.8%

Note: The above cash allocations are contingent on the Company achieving and maintaining a cash interest coverage ratio of its holding company debt of at least 2:1 at any time during the immediately preceding calendar quarter.

5355 Town Center Road • Suite 701 • Boca Raton, FL 33486 • 888.364.6775 • Fax: 561.995.4201 • www.emergentcapital.com

NYSE:EMG

•	Current LTV of (merged) White Eagle Portfolio is approximately 50-55%.

•	No required loan amortization.

•	Elimination of $76.1 million preferred return to Emergent.

•	Substantially all remaining non-financed balance sheet policies to be pledged to White Eagle; approximately $3.8 million annual premium load eliminated; $6.0 million advance to the Company to service subsidiary debt and for ongoing maintenance costs associated with the portfolio.

•	Consolidated credit facility limit increased to $370 million; interest rate unchanged at LIBOR (with a 1.5% floor) plus 4.5%.

•	Consolidated credit facility extended to 2031.

•	Company’s cash balance (cash, cash equivalents and restricted cash) at December 31, 2016 was $16.9 million of which $9.1 million was restricted.

Antony Mitchell, CEO of Emergent, commented, “We are pleased to report that, as a result of intensive negotiations with our subsidiary lender, we are in a position to fundamentally transform our projected cash flows by combining loan facilities so as to enable the Company to participate in each maturity realized. Based upon our projections, this restructuring should generate $163.6 million in cash for Emergent over the next six years”

Mr. Mitchell continued, “Our previously announced review of strategic options, which is ongoing, led us to conclude that improvements in the Company’s capital structure would be required. The Company must maintain a cash balance of two times interest coverage on our holding company debt, which currently stands at $10.5 million per year. However, this consolidation puts the Company in a better position to modify our capital structure to address this shortfall in order to better align the timing of our projected cash flows with our liabilities, a result that will benefit all of our stakeholders. We will provide updates on this process as appropriate.”

Borrowings under the amended facility will continue to be used to pay premiums on the life insurance policies pledged as collateral and for fees and expenses of third party service providers. White Eagle will not draw funds under the facility to pay interest, but any policy proceeds will be used to pay outstanding interest when due through the facility’s waterfall provisions.

5355 Town Center Road • Suite 701 • Boca Raton, FL 33486 • 888.364.6775 • Fax: 561.995.4201 • www.emergentcapital.com

NYSE:EMG

About Emergent Capital, Inc.

Emergent Capital (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:

David Sasso

Emergent Capital, Inc.

Senior Vice President, Corporate Development & Investor Relations

561.995.4300

IR@emergentcapital.com

www.emergentcapital.com

# # #

5355 Town Center Road • Suite 701 • Boca Raton, FL 33486 • 888.364.6775 • Fax: 561.995.4201 • www.emergentcapital.com

NYSE:EMG

Projected Portfolio Cash to Emergent*

(Post facility costs and interest)

$ Amount in Millions

$50
$40
$30
$20
$10
$0
$2.4
$8.9
$11.2
$19.1
$28.7
$30.6
$36.8
$33.2
$16.3
$36.2
$1.5
$35.6
2017
2018
2019
2020
2021
2022
Pre-Amendment - 50th Percentile
Post-Amendment - 50th Percentile

$50
$40
$30
$20
$10
$0
-$10
-$20
-$1.8
$5.2
$8.1
$16.1
$8.7
$20.2
$17.6
$22.3
$45.7
$25.3
-$13.4
$30.9
2017
2018
2019
2020
2021
2022
Pre-Amendment - 90th Percentile
Post-Amendment - 90th Percentile

*Based on Monte Carlo simulations of Company's portfolio

-All financial numbers are before Operating Expenses

Emergent Capital, Inc.

1

Projected Portfolio Cash to Emergent* (Post facility costs and interest) 18% $ Amount in Millions *Based on Monte Carlo simulations of Company’s portfolio -All financial numbers are before Operating Expenses